As filed with the Securities and Exchange Commission on February 27, 2024

Registration No. 333-198799
Registration No. 333-265231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________

Form S-8
Post-Effective Amendment No. 1 to
Registration Statement on Form S-8 (Registration No. 333-198799) and
Registration Statement on Form S-8 (Registration No. 333-265231)
Under the Securities Act of 1933
__________________

CORENERGY INFRASTRUCTURE TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________

Maryland	20-3431375
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Walnut Street, Suite 3350 Kansas City, Missouri	64106
(Address of Principal Executive Offices)	(Zip Code)

CorEnergy Infrastructure Trust, Inc. Director Compensation Plan
CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan
(Full Title of the Plans)
___________________

David J. Schulte
Chairman and Chief Executive Officer
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
(Name and address of agent for service)

(816) 875-3705
(Telephone number, including area code, of agent for service)
_____________________
Copies to:
B. Scott Gootee
Stinson LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
(816) 842-8600
_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	Accelerated filer
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES
    CorEnergy Infrastructure Trust, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to amend the following registration statements (the “Registration Statements”) and deregister any and all common stock, par value $0.001 ("Common Stock") registered but unsold or otherwise unissued under each such Registration Statement:

(i)Registration Statement on Form S-8 (File No. 333-198799), which was filed on September 17, 2014, relating to the registration by the Registrant of 100,000 shares of Common Stock of the Registrant, issuable pursuant to the CorEnergy Infrastructure Trust, Inc. Director Compensation Plan; and

(ii)Registration Statement on Form S-8 (File No. 333-265231), which was filed on May 26, 2022, relating to the registration by the Registrant of 3,000,000 shares of Common Stock of the Registrant, issuable pursuant to the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan.

    As previously disclosed, on February 25, 2024, the Registrant filed a voluntary petition (the “Chapter 11 Case”) under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Missouri. As a result of the Chapter 11 Case, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. The Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all securities registered for sale under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 27, 2024.

CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
David J. Schulte
Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.